Exhibit 21

Subsidiaries of the Registrant

As of December 31, 2008

Jurisdiction of Organization
Pacific Capital Bancorp	California
Pacific Capital Bank, N.A.	United States
Morton Capital Management	California
R.E. Wacker Associates, Inc.	California
PCB Service Corporation	California
SBBT RAL Funding Corp.	Delaware